Exhibit 99.2

Bakers Footwear Group, Inc.

Excerpts of First Quarter Fiscal 2010 Results Conference Call Transcript

June 15, 2010

Operator: Greetings and welcome to the Bakers Footwear Group Incorporated first quarter fiscal 2010 results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Anne Rakunas of ICR. Thank you, Ms. Rakunas. You may begin.

Anne Rakunas: Thank you. And good morning everyone. Before we get started I'd like to remind you of the Company's Safe Harbor language which I'm sure you're all familiar with. The statements contained in this conference call which are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, which are described in the Company's filings with the SEC. And now I'd like to turn the call over to Bakers Chairman, President and CEO, Peter Edison.

Peter Edison: Thank you, Anne. Good morning, everyone. Thank you for joining us to discuss our first quarter fiscal 2010 results. With me today is Charlie Daniel, our Chief Financial Officer. For this morning's call, I'll review our first quarter results and provide an update on our strategic initiatives. Following this, Charlie will review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

While we began the year with positive sales, a lackluster response to our sandal selection, which became more important toward the latter part of the period, negatively impacted first quarter sales and profitability. On a positive note, we continued to see progress from our turnaround strategies, which we expect to position our Company for long-term profitability and growth. To this end, we are focused on building comparative store sales as we get into fall, specifically with several new brand launches and some strategic inventory investment we which believe will deliver positive comparative store sales beginning in the third quarter. We have continued to control expenses and inventory levels and we successfully amended our credit facility, extending its maturity to May 28th, 2013.

While disappointed with our first quarter results, and cautious about the second quarter, we are optimistic about our opportunities in the fall and holiday period and remain confident in our ability to fund and execute our 2010 business plans. In total, for the first quarter, net sales declined by 3.2% to $43.5 million, compared to $45 million in 2009 and comparative store sales declined 1.6%, following an increase of 4.8% last year. Our net loss was $3.5 million or $0.47 per share. Compared to a net loss of $2.8 million or $0.39 per share last year. Outside of sandal performance, there were bright spots in the quarter. We saw favorable performance in both dress shoes and accessories.

As I mentioned, we also made progress on our strategic initiatives in the quarter as well. We remain on track to deliver our first assortment of H by Halston footwear and handbags under our recently signed licensing agreement to our Bakers stores in August. As I mentioned last quarter, the Halston brand allows us to further differentiate our stores with a designer label that our customer will find appealing, thereby assisting us to increase sales and margin over time. Our first shoe was delivered this spring and performed quite successfully. I continue to be very excited about the potential of this licensing agreement in the near and long term.

This fall, we will also deliver new exclusive and national brands that appeal to our fashion forward customers in an effort to provide consumers with more reason to shop at our Bakers stores. We believe [these] initiatives will drive comparative store sales beginning in the third quarter. As it relates to upcoming fashion, while we expect the sandal season to remain challenging for us in the second quarter, we believe we've taken appropriate markdowns and expect to end the second quarter with clean inventory, fully focused on our fall priorities. To this end, we are seeing an enthusiastic response to both boots and casual footwear, which bodes well for our third quarter business.

In the first quarter, expenses decreased by $700,000, reflecting our continued efforts at cost reduction. We ended the year with 238 locations, having opened one store since year-end. For the year, we continue to plan to open three stores and closed three existing locations. As we disclosed in our press release, our appeal to NASDAQ was not successful, and as such, we will transition our stock trading to the over-the-counter market. […]

However, regardless of our listing status, we believe our business is poised for improvement and we expect our current and future shareholders to benefit. In the last two fiscal years, we have trimmed $14 million in expenses, […] generated the best comp sales in the shoe industry, achieved near record merchandising margins, and despite a challenging first quarter, expect to see momentum improving in the fall and holiday season. Now I'd like to turn the call over to Charlie to review our financials in more detail.

Charles Daniel: Thank you, Peter. For the first quarter, the 13 weeks ended May 1, 2010, net sales decreased 3.2% to $43.5 million, from $45 million in the 13 weeks ended May 2, 2009. Comparable store sales declined 1.6%, following an increase of 4.8% in the first quarter last year.

Gross profit was $10.7 million, or 24.7% of net sales, down from $12.7 million or 28.2% of net sales in the first quarter last year. The decline in gross profit was primarily driven by markdowns related to the weakness in sandals, and by lower leverage against fixed cost. We continued to effectively control our operating expenses during the first quarter. Selling expenses decreased 1.7% to $9.8 million, or 22.5% of net sales, from $10 million or 22.2% of net sales in the first quarter last year. The decrease in selling expenses was primarily due to lower store depreciation.

General and administrative expenses for the first quarter of fiscal 2010 decreased 12.7% to $3.8 million, or 8.7% of net sales, down from $4.3 million or 9.7% of sales in the first quarter of last year. This decrease was primarily due to lower group health insurance expense. As a result of the decline in sales and reduced gross profit, our operating loss for the first quarter was $2.9 million, compared to an operating loss of $1.9 million in the first quarter of 2009. Interest expense was $0.6 million, down from $0.9 million last year, as last year's expense reflected certain loan amendment fees. Net loss was $3.5 million or $0.47 per share, compared to net loss of $2.8 million or $0.39 per share last year.

Turning to the balance sheet, at the end of the first quarter, total inventories increased to $23.2 million from $22.6 million a year ago. We believe our inventory levels are appropriate, and our inventory valuation reflects adequate provision for anticipated markdowns. Accounts payable increased to $13.2 million from $8.7 million last year, while the balance on our term loan decreased to $2.2 million from $4.3 million last year. The balance on our revolving credit facility also decreased to $13.3 million from $13.8 million last year, and our availability under the facility increased to $1.4 million compared to $300,000 last year.

Now, I will turn the call back over to Peter for closing remarks.

Peter Edison: Thank you, Charlie. In summary, we believe firmly in our ability to continue our progress in the 2010 year. We have the support of our landlords and suppliers and our vendors and the dedication and passion of our Bakers employees. We're confident that our strategies will continue to benefit all Bakers stakeholders. I'd like to turn the call over to the operator now for any questions that you might have.

Operator: Thank you. We will now be conducting a question-and-answer session. (Operator Instructions). One moment, please, while we poll for questions. Our first question comes from the line of Bruce Galloway of Galloway Capital. Please proceed with your question.

Bruce Galloway: Hey, guys. You had mentioned in the past that you were going to move away from branded products and more into private labels to enhance margins and it appears that that didn't quite work for you guys so I guess you're going back to branded products, which should impair margins. Could you comment on that?

Peter Edison: Yes, that's actually not true from a global perspective. We actually are continuing to reduce our branded product, but there is one new brand that we are buying in that mix that will be an introduction for us in August and the Halston product, which is done at private label markups, we consider a brand but it's a first cost markup brand, so the percentage of goods that are lower margin national brands, they're actually going down, but there is a new one that we are buying and that we feel very good about.

Operator: Our next question comes from the line of Sam Poser with Sterne Agee. Please proceed with your question.

Sam Poser: Hi, how are you?

Peter Edison: Good, Sam, how are you?

Sam Poser: Good, Peter. Just a couple questions. I mean, in regard to that, what kind of brand is this you're bringing in and did you guys -- I mean, with doing so much private label, what are you doing to increase the speed to market? Because I mean it sounds to me like you had to front load a lot of sandals and then got stuck with them, and if you work with more brands, that could give you more flexibility and your initial markups may be higher, you may have more room for actually -- you might have better out-the-door margins handling more branded goods.

Peter Edison: To take your questions in order, the brand -- I won't be specific, but I'll just say it's a casual-oriented brand which will fit nicely into our assortment and doesn't impact what we are doing in any other place in our business, so we feel good about its ability to increase our total sales because of that. On the speed to market issue, we find that first cost brands give us a much better speed to market for fashion. We don't have to wait for branded suppliers to develop and execute fashion and deliver it. The one thing that it doesn't do for you is the ability to cancel, as you sort of alluded to, the flexibility of in-stock positions that brands have, but we have found that in recent years they're doing less of that because of financial considerations and you don't really have the flexibility of in-stock reordering from brands the way you have had historically in the past. Hopefully that will come back. But for us, because it's always been first and foremost about getting the right fashion as fast as possible into the stores, that's what limits the branded business for us as a fast fashion retailer.

Sam Poser: I mean, one thing we've heard in general is that like boots really have stayed strong and a lot of sort of this men's wear look and things like that and sandals, and pumps and much more expensive shoes in the more junior spaces are selling this spring than they did last spring. We're hearing this from brands. Was this something you didn't foresee to the degree it happened?

Peter Edison: Well, you're correct in that our average retail was 10% higher in the first quarter. That only can happen when you're selling more expensive shoes. And sandals are the least expensive shoes in the store. But it is virtually impossible for us to overcome weakness in sandals with any other category and still have a strong spring. Because it just becomes 70% of your volume throughout the spring season, sort of the April through July period. So comps being almost flat, down slightly, for us it was that really -- we had big increases everywhere else but the inability to make up a sandal loss is really difficult for us.

We don't have what seems to be going on in the industry, which is the athletic shoe business and that toner bottom. We don't do that business. We've tried it. It doesn't sell in our stores. So that's what's going on with sort of sandals and retail.

Sam Poser: Your inventory levels are a little bit above last year. And you say that they're in good shape. It just sounds to me like you might be out of a lot of the good stuff that's selling and you have -- you're left with the sandals right now.

 Peter Edison: Yes, I don't think so, inventory is as healthy in turning nicely. Comps, we actually expect comps to be somewhat better in the second quarter, but that won't necessarily mean profits will be better because we're going to be promoting more aggressively. We didn't promote aggressively in the first quarter because it's a little premature. We will be promoting more aggressively in the second quarter and that's the time to do it. That inventory will drop precipitously as we do that.

Sam Poser: All right. Thank you very much. Good luck.

Peter Edison: Thanks, Sam.

Operator: Our next question comes from the line of Ivan Zwick of Raymond James. Please proceed with your question.

Ivan Zwick: Hi, Peter.

Peter Edison: Hi, Ivan.

Ivan Zwick: May and June, how are your comps looking for those months?

Peter Edison: They were down a few points.

Ivan Zwick: Okay.

Peter Edison: But as we continue, again, it's not really going to be a comp issue. It's going to be the level of promotion that we end up having to do that will determine second quarter results. I don't think our comps are going to vary particularly much from where they've been. If they're a few points better, it will be because we've promoted more.

Ivan Zwick: I was in one of your stores this weekend and I see that virtually everything appears to be on promotion. That's seasonal. I did see those Halston pumps and you say they're doing well?

Peter Edison: Yes, they're doing very well.

Ivan Zwick: Okay. Thank you.

Peter Edison: Thanks, Ivan.

Operator: Our next question is a follow-up question from Bruce Galloway of Galloway Capital. Please proceed with your question.

Bruce Galloway: With regard to the delisting, are you going on the bulletin board? Have you made plans to go on the bulletin board rather than the pink sheet?

Peter Edison: Yes, we've lined up market makers, so we think that that's what will happen. We haven't fully finalized the plans, so you'll be hearing about that shortly.

Bruce Galloway: And when's the expected delisting date?

Charles Daniel: When we're notified by NASDAQ. Both the NASDAQ notification and the movement to the bulletin board are acts that other folks have to do. So we'll be following up with some market makers pretty much immediately after this call to get the ball rolling on that. We sent a letter to NASDAQ this morning at the same time we released the press release and did the 10-Q filing and we anticipate hearing back from them today or tomorrow and their time line for suspension of trading is fairly tight after that. But we'll be proceeding with all due speed to make sure that there's an ability for shareholders to continue trading shares.

Bruce Galloway: You definitely want to focus on getting that bulletin board listing and not get on the pink sheet.

Charles Daniel: Absolutely. Absolutely.

Operator: There are no further questions in the queue at this time. I would now like to turn the floor back over to management for closing comments.

Peter Edison: Thank you very much, operator. Thank you for joining us today, everyone. We look forward to speaking to you on our second quarter call in September.

Operator: Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

[THESE EXCERPTS CONTAIN FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT

COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.]